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                                                                    EXHIBIT 10.2

                             INTERCOMPANY AGREEMENT


     INTERCOMPANY AGREEMENT, dated as of January 1, 1998, by and between ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("EDS"), and UNIGRAPHICS SOLUTIONS INC., a Delaware corporation ("USI").

     WHEREAS, pursuant to the Assignment and Assumption Agreements (as such term and other capitalized terms used herein without definition are defined in
Section 1.01), EDS has, directly or indirectly, transferred the Transferred Assets to the USI Entities and the USI Entities have assumed the Assumed Liabilities; and

     WHEREAS, EDS and USI desire to set forth certain agreements with respect to the Transferred Assets, the Assumed Liabilities and certain other matters;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     "Agreement" shall mean this Intercompany Agreement, dated as of January 1, 1998.

     "Assignment and Assumption Agreements" shall mean the agreements listed on
Schedule 1.

     "Assumed Liabilities" shall mean any and all Liabilities assumed, whether directly or indirectly, or agreed to be performed by one or more of the USI Entities, pursuant to or as a result of any Assignment Agreement, this Agreement or any Intercompany Agreement.

     "Confidential Information" shall mean information subject to a duty of confidence and a restriction on use on any EDS Entity or any USI Entity under
Article III of this Agreement.

     "Dispute" shall mean any dispute, disagreement, claim, or controversy arising in connection with or relating to this Agreement or any Assignment and Assumption Agreement, including any claim for indemnification and any
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claim regarding bodily or other personal injury or damage to tangible property.

     "Dispute Resolution Appendix" shall mean Appendix A to this Agreement, containing the Dispute Resolution Procedure for, and as an integral part of, the Agreement.

     "Dispute Resolution Procedure" shall mean the procedure or process by which a Dispute must be resolved (except as otherwise stated in the Agreement) as described in the Dispute Resolution Appendix.

     "Effective Time" shall mean 12:01 A.M., Central Standard Time, on January 1, 1998.

     "EDS" shall mean Electronic Data Systems Corporation, a Delaware corporation, together with its successors and assigns.

     "EDS Assets" shall mean all assets, properties and rights owned by any EDS Entity prior to, at or after the Effective Time. The EDS Assets shall not include the Transferred Assets or the Retained Assets.

     "EDS Business" shall mean all functions and activities related to or associated with the EDS Assets prior to, at or after the Effective Time.

     "EDS Entity" shall mean each of EDS and each corporation or other entity controlled, directly or indirectly, after the Effective Time by EDS and shall exclude the USI Entities.

     "EDS Indemnitee" shall have the meaning specified therefor in Section 2.02.

     "Entity" shall mean either an EDS Entity or a USI Entity.

     "Environmental Liabilities" shall mean all Liabilities, unidentified as of the Effective Time, relating to, arising out of or resulting from any law or contract or agreement relating to environmental, health or safety matters (including without limitation all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Foreign Exchange Rate" shall mean, with respect to any currency other than United States dollars as of any date of determination, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A.

     "Indemnifying Party" shall have the meaning specified therefor in Section 2.03.

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     "Indemnitee" shall have the meaning specified therefor in Section 2.03.

     "Indemnity Payment" shall have the meaning specified therefor in Section 2.03.

     "Insurance Proceeds" shall mean those monies (a) received by an insured party from an insurance carrier in respect of a claim or (b) paid by an insurance carrier on behalf of the insured party in respect of a claim, in either case net of (i) any applicable amounts that such insured party shall be obligated to contribute (by means of application of a deductible, payment under a reimbursement obligation or otherwise) in respect of such claim, provided that, for purposes of determining any such amounts to be contributed, the benefits of application of any maximum premium limits, stop-loss aggregates or other provisions that would have the effect of aggregating deductibles or self-insured retentions shall be allocated appropriately to reduce the uninsured retentions of such insured party, and (ii) any related costs paid by such insured party.

     "Intercompany Agreements" shall mean any written agreements between any EDS Entity and any USI Entity including those set forth on Schedule 2. Intercompany Agreements shall not include this Agreement or the Assignment and Assumption Agreements.

     "Liabilities" shall mean any and all debts, liabilities, responsibilities and obligations, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Losses" shall mean any and all losses, Liabilities, claims, damages, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions), whether or not resulting from Third Party Claims.

     "Parties" shall mean EDS (on its behalf and on behalf of the EDS Entities) and its successors and assigns as permitted by the Agreement, and USI (on its behalf and on behalf of the USI Entities) and its successors and assigns as permitted by the Agreement.

     "Person" shall mean an individual, a corporation, limited liability company, partnership, trust, association, or entity of any kind or nature; or a governmental authority.

     "Retained Assets" shall have the meanings set forth in the Assignment Agreements referred to in numbered paragraphs 1 and 2 of Schedule 1.

     "Tax Sharing Agreement" shall mean that Tax Sharing Agreement, dated as of January 1, 1998, by and between EDS and USI.

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     "Taxes" shall mean (i) all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by local, municipal, governmental, state, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, and (ii) any amounts paid by USI under a pro forma return prepared pursuant to the Tax Sharing Agreement.

     "Third Party Claim" shall mean any Action commenced or threatened to be commenced, and any other claim or demand asserted, against an EDS Indemnitee or a USI Indemnitee by a Person other than an EDS Entity or USI Entity.

     "Transferred Assets" shall mean any and all assets, properties and rights contributed, granted, conveyed or otherwise transferred to any USI Entity pursuant to the Assignment and Assumption Agreements.

     "Transferred Business" shall mean all functions and activities of that portion of the business of the EDS Entities prior to or at the Effective Time which specifically involves the ownership, distribution and maintenance of the CAD/CAM/CAE software programs known as "Unigraphics," "Information Manager" and "Parasolid" and the provision of systems integration, consulting and training services relating exclusively to such software.

     "USI" shall mean Unigraphics Solutions Inc., a Delaware corporation, together with its successors and assigns.

     "USI Entity" shall mean each of USI and each corporation or other entity controlled, directly or indirectly, after the Effective Time, by USI.

     "USI Indemnitee" shall have the meaning specified in Section 2.01.

     "USI Premises" shall mean those premises listed under such heading on
Schedule 3.


                                   ARTICLE II
                                INDEMNIFICATION

     Section 2.01. Indemnification by EDS. EDS shall indemnify, defend and hold harmless each USI Entity and its respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the "USI Indemnitees") from and against:

     (a) Losses resulting from any breach, default or failure to pay, perform or otherwise discharge any Liability on the part of any EDS Entity under this Agreement or any Assignment and Assumption Agreement;

     (b) Losses arising from any Third Party Claim against a USI Indemnitee that asserts a Liability on the part of such USI Indemnitee relating to, arising out of, or due to, directly or indirectly,

                                       4
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the EDS Assets or the EDS Business, whether relating to, arising our of, or due to occurrences or conditions prior to, on, or after the Effective Time;

     (c) Losses arising from Environmental Liabilities at any of the USI Premises, only to the extent that such Environmental Liabilities are attributable to the EDS Business;

     (d) Losses arising from any Third Party Claim against any USI Indemnitee made by (i) any individual employed in the EDS Business at the time the Third Party Claim was made or (ii) any former employee in, or retiree from, the EDS Business who was employed in the EDS Business at the time the Third Party Claim arose, unless in either case the Third Party Claim arose primarily from the conduct of any USI Entity or any individual employed in any Transferred Business at the time that the Third Party Claim arose;

     (e) Losses arising from any Third Party Claim against any USI Indemnitee made by any current or former employee in, or retiree from, the Transferred Business who was employed in the Transferred Business at the time the Third Party Claim arose if the Third Party Claim arose primarily from conduct by any EDS Entity or by any individual employed in any EDS Business at the time that the Third Party Claim arose; and

     (f) Losses (excluding those arising from Environmental Liabilities, which are addressed in subsection (c) of this Section 2.01) arising from any Third Party Claim against a USI Indemnitee relating to a personal injury or property damage in or about the Premises, only to the extent that such Losses are attributable to the EDS Businesses.

     Section 2.02. Indemnification by USI. USI shall indemnify, defend and hold harmless each EDS Entity and its respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the "EDS Indemnitees") from and against:

     (a) Losses resulting from a failure by any USI Entity to pay, perform or otherwise discharge any Assumed Liability;

     (b) Losses resulting from any breach, default or failure to pay, perform or otherwise discharge any Liability on the part of any USI Entity under this Agreement or any Assignment and Assumption Agreement;

     (c) Losses arising from any Third Party Claim against an EDS Indemnitee that asserts, explicitly or implicitly, a Liability on the part of such EDS Indemnitee relating to, arising out of, or due to, directly or indirectly, any Transferred Assets or Transferred Business whether relating to, arising our of, or due to occurrences or conditions prior to, on, or after the Effective Time;

     (d) Losses arising from Environmental Liabilities at any of the USI Premises, only to the extent that such Environmental Liabilities are attributable to the Transferred Business;

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     (e)          Losses arising from or in connection with a breach, default or failure to pay, perform or otherwise discharge any Liability on the part of any USI Entity under any lease or sublease for any USI Premises;

     (f) Losses arising from any Third Party Claim against any EDS Indemnitee made by (i) any individual employed in the Transferred Business at the time the Third Party Claim was made or (ii) any former employee in, or retiree from, the Transferred Business who was employed in the Transferred Business at the time the Third Party Claim arose, unless in either case the Third Party Claim arose primarily from conduct by any EDS Entity or by any individual employed in any EDS Business at the time that the Third Party Claim arose;

     (g) Losses arising from any Third Party Claim against any EDS Indemnitee made by any current or former employee in, or retiree from, the EDS Business who was employed in the EDS Business at the time the Third Party Claim arose if the Third Party Claim arose primarily from conduct by any USI Entity or by any individual employed in any Transferred Business at the time that the Third Party Claim arose; and

     (h) Losses (excluding those arising from Environmental Liabilities, which are addressed in subsection (d) of this Section 2.02) arising from any Third Party Claim against an EDS Indemnitee relating to a personal injury or property damage in or about the Premises, only to the extent that such Losses are attributable to the Transferred Business.

     Section 2.03.  Limitations on Indemnification Obligations.

     (a) Insurance Proceeds. The amount which either EDS or USI (an "Indemnifying Party") is required to pay to any other Person (an "Indemnitee") pursuant to this Article II shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee with respect to the related Loss. All amounts required to be paid, as so reduced, are hereafter sometimes called "Indemnity Payments." If any Indemnitee shall have received an Indemnity Payment in respect of a Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such Insurance Proceeds or other amounts actually received or the amount of such Indemnity Payment.

     (b) After-Tax Nature of Indemnity Payments. Any Indemnity Payment required to be made under this Agreement shall include any amount necessary to hold the Indemnitee harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such Indemnity Payment (after taking into account any reduction in Taxes realized by the Indemnitee as a result of the Loss giving rise to the Indemnity Payment). In determining the amount necessary to be added to any Indemnity Payment in order to accomplish the foregoing, EDS and USI hereto agree (i) to treat all Taxes required to be paid by, and all reductions in Tax realized by, any Indemnitee as if such Indemnitee were subject to tax at the highest marginal tax rates applicable to such Indemnitee and (ii) to treat any Indemnity Payments made under this Agreement as an adjustment to the assets transferred (directly or indirectly) pursuant to the Assignment and Assumption Agreements, unless the Indemnitee receives a written opinion, reasonably satisfactory in form and substance to the Indemnifying Party, of

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a law firm of national recognized standing to the effect that it is not permissible or is not likely to be permissible to treat such Indemnity Payment in that manner on a federal, state or local income tax return.

     (c) Foreign Currency Adjustments. In the event that an Indemnity Payment under this Article II shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

     (i) with respect to a Loss for which indemnification is sought under this Article II arising from payment by a financial institution under a guaranty, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

     (ii) with respect to a Loss for which indemnification is sought under this Article II that is covered by insurance, the Foreign Exchange Rate for such currency shall not be calculated as set forth in Article I hereto, but shall be the foreign exchange rate employed by the insurance company providing such insurance in settling such Loss with the Indemnitee; and

     (iii) with respect to a Loss for which indemnification is sought under this Article II not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Loss is given by the Indemnitee.

     Section 2.04. Procedure for Indemnification. The procedure for all indemnification sought under this Article II shall be as set forth in this
Section 2.04.

     (a) If any Indemnitee shall receive notice of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Article II, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice promptly as provided in this Section 2.04 shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and except that no indemnification may be claimed by an Indemnitee hereunder unless notice is given not later than two years after such Indemnitee became aware of any Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary and to the extent practicable) of the Loss that has been or may be sustained by such Indemnitee.

   (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 2.04(a) (or sooner, if the nature of such a Third Party Claim so requires), the Indemnifying Party shall notify such Indemnitee if the Indemnifying Party elects to not defend and to not seek to settle or compromise such Third Party Claim. An election by an Indemnifying Party to not defend or to not seek to settle or compromise a Third Party Claim may be made only in the event of a good faith assertion by the

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Indemnifying Party that a claim was inappropriately tendered under Section 2.01 or 2.02, as the case may be. If an Indemnifying Party fails to elect to not defend and to not seek to settle or compromise a Third Party Claim, such Indemnifying Party shall assume the defense of such Third Party Claim and shall not be liable to such Indemnitee under this Article II for any legal fees and expenses subsequently incurred by such Indemnitee in connection with the defense of such claim; provided that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, and in that event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If an Indemnifying Party elects to not defend or to not seek to settle or compromise, such Indemnitee may defend or seek to settle or compromise such Third Party Claim, and in that event the legal fees and expenses incurred by the Indemnitee shall be paid by such Indemnifying Party. Notwithstanding the foregoing, neither an Indemnifying Party nor any Indemnitee may settle or compromise any Third Party Claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. The party seeking to settle or compromise any Third Party Claim shall provide notice in writing to the other party of such proposal to settle or compromise, which notice shall specify that the other party has 30 days from receipt of such notice (or sooner, if the nature of such proposal to settle or compromise so requires) to notify the other party of its objection, the failure to object by the party receiving the notice within such time period constituting a waiver of such right to object. No Indemnifying Party shall consent to entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or litigation.

     (c) If any Indemnifying Party chooses to defend or to seek to settle or compromise any Third Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel or any books, records, or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

     (d) Notwithstanding anything to the contrary in this Section 2.04, if any offer to settle or compromise is received by an Indemnifying Party with respect to a Third Party Claim and such Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and such Indemnitee declines to accept such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which such Indemnitee declined to accept plus the legal fees and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise and (ii) the actual out-of-pocket amount such Indemnitee is obligated to pay as a result of such Indemnitee's continuing to contest such Third Party Claim. An Indemnifying Party shall be entitled to recover (by set-off or otherwise) from any Indemnitee any additional legal fees and expenses incurred by such Indemnifying Party as a result of such Indemnitee's decision to continue to contest such Third Party Claim.

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     (e)          Any claim on account of any Loss for which indemnification is sought under this Article II which does not result from a Third Party Claim shall be asserted by written notice by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period or rejects such a claim in whole or in part, the Indemnitee shall be free to pursue remedies through the Dispute Resolution Procedure.

     (f) If the amount of any Loss for which indemnification is sought under this Article II shall, at any time subsequent to payment pursuant to this
Article II, be reduced by recovery, settlement or otherwise (excluding insurance maintained separately by the Indemnitee, the treatment of which shall be governed by Section 2.03(a)), the amount of such reduction, less any legal fees and expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the relevant Indemnifying Party.

     (g) In the event of payment by an Indemnifying Party to or for the benefit of any Indemnitee in connection with a Loss resulting from any Third Party Claim, such Indemnifying Party shall, to the extent of any such Loss, be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to any Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (i) As a condition precedent to the assertion by any Indemnitee that is not a party to this Agreement of any claim for indemnification from an Indemnifying Party under this Article II, such Indemnitee shall furnish the Indemnifying Party with a written undertaking to be bound by all of the terms and provisions applicable to an Indemnitee under this Article II.

     Section 2.05. Remedies Cumulative. The remedies provided in this Article II shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, that all remedies sought or asserted under this Agreement by an Indemnitee against an Indemnifying Party with respect to any Loss for which indemnification is sought under this Article II shall be
(i) limited by and subject to the provisions of this Article II, and (ii) precluded where such remedy relates to a claim (x) which also arises under any Intercompany Agreement, or (y) for which indemnification may be sought under any Intercompany Agreement.

     Section 2.06. Survival of Indemnities. The obligations of EDS and USI and their respective Indemnitees under this Article II shall survive (a) the sale or other transfer by either EDS or USI of any assets or businesses or the assumption by any third party of any Liabilities with respect to any Loss related to such assets, businesses or Liabilities, and (b) any termination of this Agreement.

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                                  ARTICLE III
                                CONFIDENTIALITY

     Section 3.01. Generally. (a) Each of EDS and USI on behalf of itself and each of its respective Entities, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, all Confidential Information concerning the other (or its Entities) that is (i) in its possession immediately after the Effective Time or (ii) is furnished by each other, as the case may be, or its respective directors, officers, employees, agents, accountants, counsel and other advisors or representatives at any time pursuant to this Agreement, any Assignment and Assumption Agreement, or any ongoing commercial relationship between the Parties commencing prior to the Effective Time. Each of EDS and USI on behalf of itself and each of its respective Entities agrees that it shall not use any such Confidential Information other than for such purposes as shall be expressly permitted under this Agreement, or any Assignment and Assumption Agreement, or any ongoing commercial relationship between the Parties commencing prior to the Effective Time.

     (b) In addition, the following information is Confidential Information, whether acquired either by any EDS Entity or any USI Entity under or in connection with this Agreement, any Assignment and Assumption Agreement, or any ongoing commercial relationship between the Parties commencing prior to the Effective Time:

     (i) Information relating to the other Party's business, customers, financial condition, performance, or operations that the other Party treats as confidential or proprietary.

     (ii) The terms and conditions of this Agreement, any Assignment and Assumption Agreement or any ongoing commercial relationship between the Parties commencing prior to the Effective Time.

     (iii) Information concerning any breach under, or any Dispute regarding, this Agreement, any Assignment and Assumption Agreement, or any ongoing commercial relationship between the Parties commencing prior to the Effective Time.

     (iv) Information that is the Confidential Information of a third party and disclosed to a Party subject to an obligation of confidentiality.

     (v) Any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is marked or clearly identified by the other Party as confidential or proprietary.

     (vi)         The other Party's trade secrets.

     (vii) The conduct, decisions, documents, and negotiations as part of, and the status of, any proceedings under the Dispute Resolution Procedure.

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     Section 3.02.  Excluded Information.  Information is not considered
Confidential Information under this Agreement to the extent that the information: (a) is or becomes publicly available, other than as a result of any breach of this Agreement or of any other duty of a Party; (b) is or becomes available to that Party from a source that, to that Party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, whether to the other Party or another Person, violated by that disclosure; or (c) is independently developed without reference to the Confidential Information.

     Section 3.03. Use of Confidential Information. Except as expressly permitted by this Agreement, all Confidential Information shall be held and protected by the recipient in strict confidence, shall be used by the recipient only in the manner as it was used immediately after the Effective Time and only as required to render performance or to exercise rights and remedies under this Agreement, any Assignment and Assumption Agreement, or any ongoing commercial relationship between the Parties commencing prior to the Effective Time, and shall not be disclosed to any other Person.

     Section 3.04. Standard of Care. Each Party shall use at least the same degree of care in maintaining the confidentiality of the Confidential Information as that Party uses with respect to its own proprietary or Confidential Information, and in no event less than reasonable care.

     Section 3.05. Permitted Disclosures. A Party may disclose Confidential Information to its officers, directors, employees, legal representatives, accountants, or tax advisors, on a need-to-know basis, in order to give effect to this Agreement. Each Party must inform each such Person to whom any Confidential Information is so communicated of the duty of confidentiality regarding that information under this Agreement and impose on that Person the obligation to comply with this Article III regarding the Confidential Information.

     Section 3.06. Required Disclosures. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another governmental authority, including a subpoena, court order, or audit-related request by taxing authority; if that Party: (a) promptly notifies the other Party of the terms and the circumstances of that request; (b) consults with the other Party, and cooperates with the other Party's reasonable requests to resist or narrow that request; (c) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that the Party is legally compelled to disclose; and (d) uses reasonable efforts at the other Party's expense to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed. A Party need not comply with these conditions to disclosure, however, to the extent that the request or order of the governmental authority in effect prohibits that compliance. A Party may also disclose Confidential Information without complying with these conditions to the extent that the Party is otherwise legally obligated to do so (including for the purposes of complying with applicable securities laws), as confirmed by advice of competent and knowledgeable legal counsel. Further, a Party may disclose Confidential Information, without complying with these conditions, in connection with a tax audit to representatives of a taxing authority or in connection with a tax contest in which that Party uses reasonable efforts to assure that confidential treatment will be accorded the information disclosed.

     Section 3.07. Title to Information. The Confidential Information disclosed by one Party to the other Party remains the property of the disclosing Party, and nothing in this Article 3 grants or confers any ownership rights in any of that information to the other Party.

     Section 3.08. Irreparable Harm. The Parties acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that the other Party shall have the right, afforded in Section B.4(b) of Appendix A: Dispute Resolution Appendix, to apply to any court of competent jurisdiction for a temporary or provisional order restraining any breach or impending breach of this Article III. This right shall be in addition to any other remedy available under this Agreement.

     Section 3.09. General Knowledge. Each Party understands that the other Party may enhance its generalized knowledge and experience while this Agreement is in effect and that the other Party may already possess or hereafter obtain concepts, data, discoveries, ideas, information, inventions, know-how, knowledge, methodologies, processes, products, skills, techniques or other work product, whether or not patentable, that are generally similar to Confidential Information it may receive under this Agreement. This Agreement shall not be interpreted as limiting such other Party's rights to develop, disclose, display, market, obtain, own publish, provide, release, sell, transfer, or use, in any manner whatsoever, any such generalized knowledge and experience or any such concepts; provided, however, that such other Party shall in all events comply with the preceding Sections of this Article III.

     Section 3.10. Other Agreements Providing for Treatment of Confidential Information. The rights and obligations under this Article III are subject to any specific limitations, qualifications or additional provisions on the confidential treatment or disclosure of information as set forth in any Intercompany Agreement.


                                   ARTICLE IV
                         CONTINUING INFORMATION SUPPORT

     Section 4.01. Access to Information. Until the ten year anniversary of the Effective Time, each of EDS and USI (on behalf of itself and its respective Entities) each shall afford to the other reasonable access and duplicating rights upon reasonable advance request and during normal business hours to all information (other than information subject to the attorney-client privilege) within such party's possession relating to such other party's business, assets or liabilities to the extent that such access is reasonably required by such other party as a result of the parties' current parent-subsidiary relationship for audit, accounting, claims, litigation (except for litigation between the parties hereto), regulatory or tax purposes, or for purposes of fulfilling disclosure and reporting obligations. In connection therewith, each party shall upon the request of the other party make available their respective officers and employees (and those of their respective Entities) to the extent that they are reasonably necessary to discuss and explain such information with and to the other party. Each Party shall cooperate with the other, and shall cause their respective Entities to cooperate, in the provision of access to information reasonably necessary for the preparation of reports required by or filed under the Exchange Act with respect to any period entirely or partially prior to the Effective Time. The access provided pursuant to this Section 4.01 shall be subject to such additional confidentiality and security provisions as the disclosing party may reasonably deem necessary.

     Section 4.02. Production of Witnesses. Until the six year anniversary of the Effective Time, each of EDS and USI shall use commercially reasonable efforts, and shall cause each of its Entities to use commercially reasonable efforts, to make available to the other, upon written request, its directors, officers, employees and other representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     Section 4.03. Reimbursement. Except with respect to costs and expenses incurred in connection with any legal, administrative or other proceedings to which Article II applies, each party to this Agreement providing access, information or witnesses to the other party pursuant to this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

     Section 4.04 Retention of Records. Except as otherwise required by law, each of EDS and USI shall use commercially reasonable efforts to accommodate the other with respect to retention and provision of copies of any significant information in such party's possession or under its control relating to the business, assets or liabilities of the other party.


                                   ARTICLE V
                               DISPUTE RESOLUTION

     Section 5.01. Generally. All Disputes under this Agreement shall be resolved by the Parties under the Dispute Resolution Procedure set forth in Appendix A attached hereto.

     Section 5.02. Contribution and Transfer Agreements. EDS and USI agree that any Dispute under the Assignment and Assumption Agreements, including as to whether a particular asset has been transferred, shall be resolved by the Dispute Resolution Procedure.


                                   ARTICLE VI
                                 MISCELLANEOUS

     Section 6.01. Leased Premises. USI SHALL TAKE, OR SHALL CAUSE ANY USI ENTITY TO TAKE, EACH OF THE USI PREMISES IN ITS "AS IS" CONDITION AND WAIVES, AND SHALL CAUSE ALL USI ENTITIES TO WAIVE, ANY AND ALL RIGHTS THAT THEY MAY HAVE AGAINST ANY EDS ENTITY REGARDING ANY WARRANTIES, EXPRESS OR IMPLIED.

     Section 6.02. Complete Agreement. This Agreement, including the Schedules and Annexes and other agreements and documents referred to herein, shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, except as provided in Section 2.05 and Section 3.10 of this Agreement.

     Section 6.03. Further Actions. In case at any time after the Effective Time any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each Party shall take, and shall cooperate with the other Party to take, all such necessary or desirable action.

     Section 6.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 6.05. Notices. All notices, requests and other communications to any Party hereunder shall be given to such Party (i) in writing, (ii) delivered by hand, by telecopy (with a conforming copy of such notice to be sent via a nationally recognized express delivery service, charges prepaid), by a nationally recognized express delivery service, charges prepaid, or by first-class mail, postage prepaid, and (iii) to its address or telecopy number set forth below:

     if to EDS or any EDS Entity:

              Electronic Data Systems Corporation
              5400 Legacy Drive, Mail Stop, H2-8W-40
              Plano, Texas 75024
              Facsimile: (972) 605-5610
              Attention: General Counsel

     if to USI or any USI Entity:

              Unigraphics Solutions Inc.
              13736 Riverport Drive
              Maryland Heights, Missouri  63043
              Facsimile: (314) 344-8241
              Attention: President

     Section 6.06. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by EDS and USI.

     Section 6.07. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and the Indemnitees and should not be deemed to confer any benefit upon any other person or entity.

     Section 6.08. Titles and Headings. The titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 6.09. Appendices and Schedules. The Appendices and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein.

     Section 6.10.  Legal Enforceability.   Any provision of this Agreement
which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any other jurisdiction such provision or remedies otherwise available to any party hereto. To the extent permitted by applicable law, each party hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. The party shall endeavor in good faith negotiations to replace any prohibited or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provisions.

     Section 6.11. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have caused this Intercompany Agreement to be executed as of the day and year first above written.



                                  ELECTRONIC DATA SYSTEMS
                                  CORPORATION




                                  By: /s/ D. GILBERT FRIEDLANDER
                                      --------------------------
                                      Name:  D. Gilbert Friedlander
                                      Title: Senior Vice President




                                  UNIGRAPHICS SOLUTIONS INC.




                                  By: /s/ JOHN MAZZOLA
                                      --------------------------
                                      Name:  John Mazzola
                                      Title: President

                                   SCHEDULE 1

                             ASSIGNMENT AGREEMENTS


1. Contribution, Assignment and Assumption Agreement, dated January 1, 1998, between EDS and USI.

2. Bills of Sale and Assumption Agreements dated on or after January 1, 1998 between the local EDS Entity and the local USI Entity with regard to tangible and intangible personal property and receivables located in:

          Australia
          Austria
          Belgium
          Brazil
          Canada
          China
          Czech Republic
          Denmark
          France
          Germany
          Hong Kong
          Indonesia
          Italy
          Japan
          Korea
          Malaysia
          Mexico
          Netherlands
          Norway
          Poland
          Portugal
          Russia
          Singapore
          Spain
          Sweden
          Switzerland
          Taiwan
          Thailand
          United Kingdom

3. Patent Assignment, dated January 1, 1998, executed by EDS, and all related assignment documentation prepared for recordation purposes in the United States Patent and Trademark Office or the equivalent office in foreign jurisdictions.

4. Copyright Assignment, dated January 1, 1998, executed by EDS, and all related assignment documentation prepared for recordation purposes in the United States Copyright Office or the equivalent office in foreign jurisdictions.

5. Trademark Assignment, dated January 1, 1998, executed by EDS and all related assignment documentation prepared for recordation purposes in the United States Patent and Trademark Office or the equivalent office in foreign jurisdictions.

                                   SCHEDULE 2

                            INTERCOMPANY AGREEMENTS


1. Memorandum of Understanding dated January 1, 1998 between EDS and USI regarding support by EDS and USI of General Motors Corporation.

2.  Management Services Agreement, dated January 1, 1998, between EDS and USI.

3.  Tax Sharing Agreement, dated January 1, 1998, between EDS and USI.

4.  Credit Agreement, dated January 1, 1998, between EDS and USI.

5. Credit Agreements, dated January 1, 1998 or thereafter, between EDS Finance plc and certain non-US USI Entities.

6.  Registration Rights Agreement dated January 1, 1998 between EDS and USI.

7. Sublease Agreements dated effective January 1, 1998 between EDS and USI relating to all or a portion of EDS' real property interest in the following properties located in the United States and Canada:

      10824 Hope St., Cypress, CA
      3945 Freedom Circle, Santa Clara, CA
      100 Roscommon Dr., Suite 216, Middletown, CT.
      5850 T.G. Lee Blvd., Orlando, FL
      3000 Business Park Dr., Norcross, GA
      6250 River Road, Rosemont, IL
      Seven Mile Rd., Livonia, MI
      7780 France Avenue South, Bloomington, MN
      Riverport Drive, Maryland Heights, MO
      25 Hanover Road, Florham Park, NJ
      375 Woodcliff Drive, Fairport, NY
      11260 Chester Road, Cincinnati, OH
      680 Andersen Drive, Pittsburgh, PA
      620 W. Germantown Pike, Plymouth Meeting, PA
      6900 and 6950 W. Jefferson Ave., Lakewood, CO
      10975 El Monte, Overland Park, KS
      1601 Trapelo Road, 1st Floor, Waltham, MA
      750 Tower Drive, Troy, MI
      700 Tower Drive, Troy, MI
      9014 Research Dr., Charlotte, NC

      13245 Reese Blvd., Huntersville, NC
      1221 McKinney, Houston, TX
      5400 Legacy Drive, Plano, TX
      176 N. 200, Salt Lake City, UT
      13600 EDS Drive, Herndon, VA
      13555 S.E. 36th St, Suite 300, Bellevue, WA
      100 Blvd. Alexi, St. Laurent, Canada
      33 Yonge St., Toronto, Canada

8. Those certain Intercompany Agreements between the local USI Entity and the local EDS Entity setting forth the terms and conditions under which the USI Entity shall continue to occupy certain real property leased or owned by the EDS Entity in various countries outside the United States and Canada.

                                   SCHEDULE 3

                                  USI PREMISES

The "USI Premises" shall include the following:

     1. All real property or portions thereof located within and outside of the United States leased or subleased by EDS to USI (or an EDS Entity to a USI Entity) pursuant to one of the lease, sublease or occupancy agreements referred to in numbered paragraphs 7 and 8 of Schedule 2 to this Agreement.

     2. The real property utilized by the Transferred Business at customer sites and residences of employees of the Transferred Business.

     3.  All real property owned or leased directly by USI or a USI Entity.

The "EDS Premises" shall consist of all other real property owned or leased by EDS other than the USI Premises.

                                   APPENDIX A

                          DISPUTE RESOLUTION APPENDIX
                           TO INTERCOMPANY AGREEMENT

A. Defined Terms. Various terms used in this Dispute Resolution Appendix, which begin with a capital letter, are defined in Article I of the Intercompany Agreement. In addition, the following terms used only in this Dispute Resolution Appendix have the corresponding meanings:

     "COMPLEX DISPUTE LIST": The "Complex Dispute List," maintained by the American Arbitration Association or if that list is not then maintained by the American Arbitration Association, another list of individuals having similar qualifications maintained by the American Arbitration Association.

     "EXECUTIVE REVIEW COMMITTEE": A committee consisting of a Senior Vice President of EDS (selected by EDS) and the Chief Financial Officer of USI.

     "QUALIFICATIONS": Inclusion in the Complex Dispute List or having extensive knowledge or experience, or both, regarding issues that are the subject of the Dispute.


B.   Dispute Resolution Procedure.

     1. General Procedure. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

          (a) Any Dispute shall initially be referred by either Party to the Executive Review Committee for resolution.

          (b) If the Executive Review Committee does not resolve the Dispute within twenty Business Days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute for resolution by the President of USI and the President of EDS, who may submit the Dispute to non-binding mediation in accordance with Section B.2 of this Dispute Resolution Appendix.

          (c) If the Dispute is not resolved by the executives to whom it was submitted pursuant to Section B.1.(b) above (if submitted to them) and is not submitted to or resolved by mediation, then either Party may submit the Dispute to binding arbitration in accordance with Section B.3 of this Dispute Resolution Appendix (which, except as provided in Section 4 of this Dispute Resolution Appendix, shall be the sole means available for resolution of the Dispute).

     A referral under any of Sections B.1(a) and B.1(b) of this Dispute Resolution Appendix shall be made by written notice to the Persons designated in the applicable Section or Sections. That notice shall be in a form described in the Agreement or an electronic mail message and addressed to each Person at his office address or electronic mail address; each notice shall be given and effective as described in the Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that notice is given to all of the Persons to whom the Dispute must have been referred.

     2. Mediation. The mediation of an unresolved Dispute shall be conducted in this manner:

          (a) Either Party may submit the Dispute to mediation by giving notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that notice is given.

          (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the Dallas office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

          (c) The mediation shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

          (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be final.

          (e) Each Party shall be represented in the mediation by a natural Person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The Parties' representatives in the mediation shall continue with the mediation as long as the mediator requests.

          (f) The mediation shall be subject to Chapter 154 of Title 7 of the Texas Civil Practice and Remedies Code.

          (g) Unless otherwise agreed by the Parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own
     expenses in connection with the mediation.   Neither Party may employ or
     use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

     3. Arbitration. The arbitration of an unresolved Dispute shall be conducted in this manner:

          (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

          (b) If the Parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Dallas office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

          (c) The arbitration shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

          (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize discovery in accordance with the Federal Rules of Civil Procedure upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

          (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section B.3 of this Dispute Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this Section B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

          (f)  The panel has no power to:

               (i) rule upon or grant any extension, renewal, or continuance of the Agreement;

               (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement; or

               (iii) grant provisional or temporary injunctive relief before rendering the final decision or award.

          (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

          (h) A Party or other Person involved in an arbitration under this Section B.3 may join in that arbitration any Person other than a Party if

               (i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

               (ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other Person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration .

          (i) The arbitration hearing shall be held within 30 days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

          (j) The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Delaware law; the panel may not act according to equity and conscience.

          (k)  The panel's final decision or award may include:

               (i) recovery of damages to the extent permitted by the Agreement; or

               (ii) injunctive relief in response to any actual or threatened breach of the Agreement or any other actual or threatened action or omission of a Party under or in connection with the Agreement.

          (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section B.3.

          (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

     4. Recourse to Courts. Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

          (a) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

          (b) seek provisional or temporary injunctive relief so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

          (c) challenge or vacate any final arbitration decision or award that does not comport with Section B.3 of this Dispute Resolution Appendix.

     5. Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Texas located in Collin County, Texas. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

     6. Confidentiality. The proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.